Exhibit 10.15
SECOND AMENDMENT TO THE
LABORATORY CORPORATION OF AMERICA HOLDINGS 2016 EMPLOYEE STOCK PURCHASE PLAN
As Amended and Restated Effective January 1, 2022

THIS SECOND AMENDMENT to the Laboratory Corporation of America Holdings 2016 Employee Stock Purchase Plan was made on the 8th day of December, 2023.

WHEREAS, Laboratory Corporation of America Holdings, a Delaware corporation (the Company”) created the Laboratory Corporation of America Holdings Amended and Restated 2016 Employee Stock Purchase Plan (the “Plan”) originally effective the 11th of May, 2016; and

WHEREAS, the Plan was amended and restated effective January 1, 2022 (“Restated Plan”);
and

WHEREAS, pursuant to Section 13(b) of the Restated Plan, the Company has the right to amend the Restated Plan; and

WHEREAS the Restated Plan was first amended effective on the 1st day of May, 2023; and
WHEREAS, the Compensation and Human Capital Committee of the Board of Directors of the Company approved the ability for Plan participants to purchase less than one whole share of Company stock per Offering Period (as defined in the Plan) on the 5th day of December, 2023.

RESOLVED, that effective as of the 1st day of January, 2024, Section 8(a) shall be amended in its entirety to read as follows:

“(a) Grant of Option. On each Offering Date, each Participant in such Offering Period shall automatically be granted an Option to purchase as many whole or fractional shares of Stock as the Participant will be able to purchase with the payroll deductions or periodic cash contributions credited to the Participant’s Account during the applicable Offering Period.”

IN WITNESS WHEREOF, the Company has caused this Second Amendment to the Restated Plan to be executed as of the date first written above.

Laboratory Corporation of America Holdings

By: /s/ Sandra D. van der Vaart
Sandra D. van der Vaart
Executive Vice President and Chief Legal Officer

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